GUIDANT CORPORATION

EXHIBIT 99

Factors Possibly Affecting Future Operating Results

From time to time, Guidant Corporation (the Company) publishes forward-looking statements relating to anticipated financial performance, business development (mergers, acquisitions, etc.), product development and regulatory approval timelines, intellectual property matters, market developments and similar matters. A variety of factors could cause the Company’s actual results to differ materially from those projected, including the following:

1.	Product development and production factors, including:

a.	The difficulties and uncertainties inherent in new product development (including new products such as drug eluting stents), including products that appear promising during development but fail to reach the market or reach the market later than expected as a result of safety, performance or efficacy concerns, inability to obtain necessary regulatory approvals, unanticipated restrictions imposed on approved indications, excessive costs to manufacture or technological advances by competitors of the Company.

b.	Unexpected safety, performance or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales.

c.	Unexpected interruptions of operations as a result of regulatory enforcement actions by the Food and Drug Administration (FDA) of the US, Japanese Ministry of Health, Labor and Welfare (MHLW), Medicines and Healthcare Products Regulatory Agency (MHRA) of the United Kingdom, or other regulatory authorities or the unavailability of necessary components or materials used in manufacturing the Company’s products.

2.	Litigation and other legal factors that could preclude commercialization of products, negatively affect the level of sales or profitability of existing products or otherwise affect the Company’s reported results, including litigation of product liability matters, commercial, shareholder and patent litigation or regulatory enforcement actions, which could result in injunctions, the payment of royalties or other damages or penalties. As further described in this filing (Part II, Item 1. Legal Proceedings), significant patent litigation concerning the basic design of coronary stents is ongoing among all substantial market participants; further, the Company is likely to face similar, fundamental challenges as the Company progresses with the development and sale of drug eluting stents, including challenges relating to product design, manufacturing and composition.

3.	Competitive factors, including:

a.	The ability of the Company to obtain intellectual property rights sufficient to protect its products or the acquisition of patents by competitors that prevent the Company from selling a product or including key features in the Company’s products.

b	The introduction of new products or therapies by competitors, including competitive stent launches in Japan, as well as the new entrant in cardiac resynchronization therapy in the US.

c.	Scientific or medical developments that render the Company’s existing products less competitive.

4.	Domestic and international governmental factors including changes to laws and regulations, policies and judicial decisions that affect the regulation and reimbursement of medical devices, product liability, healthcare reform or tax laws.

5.	Healthcare industry factors, including increased customer demands for price concessions, reductions in third-party (Medicare, Medicaid and other governmental programs, private healthcare insurance and managed care plans) reimbursement levels or refusals to provide reimbursement for procedures using the Company’s products. Customers may limit the number of manufacturers or vendors from which the customers will purchase products, which can result in the Company’s exclusion from large hospital system, integrated delivery network or group purchasing organization contracts.

6.	Internal factors, such as the loss of key employees and changes in business strategies.

7.	The impact of restructuring and business combinations, including the integration of acquired businesses.

8.	Changes in the accounting treatment, including with respect to the expensing of stock options, which could materially adversely affect the Company's reported results of operations

9.	General economic factors, including changes in foreign currency exchange rates, interest rates and inflation.

10.	Other factors beyond the control of the Company, including earthquakes (particularly in light of the fact that the Company has significant facilities located near major earthquake fault lines), floods, fires, explosions or acts of terrorism or war, the outcomes of which may not be covered by insurance.

The Company does not undertake to update its forward-looking statements.

The Company’s Annual Report on Form 10-K further describes risks associated with manufacturing, patents, competition, regulation, third-party reimbursement and related matters.